Exhibit 10.1

INDEPENDENT CONSULTANT AGREEMENT

THIS INDEPENDENT CONSULTANT AGREEMENT (this “Agreement”) is made, as of the Effective Date (as defined herein), by and between Crinetics Pharmaceuticals, Inc. (the “Company”), and Marc J.S. Wilson (“Consultant”).

A.
Consultant was employed by the Company pursuant to that certain Amended and Restated Employment Agreement dated May 22, 2018 (the “Employment Agreement”);
B.
Consultant stepped down from his position as Chief Financial Officer of the Company effective February 28, 2025 (the “CFO Resignation”);
C.
Consultant hereby voluntarily resigns as an employee, officer, director, and from all other positions Consultant holds with the Company (excluding the consulting position set forth in this Agreement) as of April 1, 2025;
D.
The Company wishes to retain Consultant as an independent contractor on a non-exclusive basis to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below.

THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Engagement Period. The Company hereby engages Consultant, and Consultant hereby accepts such engagement with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on April 1, 2025 and ending on April 1, 2026 (the “Consulting Period”), except that the Consulting Period may be renewed on the same terms and conditions set forth herein (as modified from time to time in writing by the parties hereto) for an additional six month period, if mutually agreed upon by the parties in writing, and the Consulting Period may be earlier terminated as provided in Section 4.
2.
Position and Duties.
(a)
Services. The Company desires to leverage Consultant’s knowledge and expertise with the Company’s operations. To meet this objective, during the Consulting Period, Consultant shall perform the services described in the Statement of Work attached hereto as Exhibit A, and any subsequent statement of work issued by the Company during the Consulting Period (the “Services”). During the Consulting Period, Consultant shall report to the Company’s Chief Executive Officer (“CEO”).
(b)
Performance of Services. The parties expressly acknowledge and agree that Consultant (i) will be free to provide consulting and other services to any other person or entity and may accept employment by other companies during the Consulting Period, provided that such services do not result in a conflict of interest or otherwise interfere with the provision of the Services and (ii) Consultant shall comply with the terms of Sections 5 and 6 of this Agreement. Consultant shall perform the Services to the best of Consultant’s abilities in a diligent, trustworthy, professional and efficient manner. In performing the Services hereunder, Consultant is acting as an independent contractor.

Consultant shall be free at all times to arrange the time, place, and manner of performance of the Services. Nothing in this Agreement shall be interpreted or construed as creating or establishing an employment relationship between the Company, on the one hand, and the Consultant, on the other hand. Consultant shall not have any right, power or authority in any way to bind the Company or any of its affiliates to the fulfillment of any condition, contract or obligation or to create any liability binding on the part the Company or any of its affiliates except to the limited extent expressly authorized by the Company in writing from time to time, and Consultant agrees not to represent otherwise to any third party.
3.
Consulting Fees; Taxes; Expense Reimbursement. In consideration of the Services, during the Consulting Period, the Company will compensate Consultant as forth in the Statement of Work attached hereto as Exhibit A or any other statement of worked subsequently agreed upon in writing by the parties. The consideration for the Services provided by Consultant under this Agreement set forth on Exhibit A is Consultant’s sole compensation for rendering the Services. Consultant shall not be eligible for pension or retirement benefits, health insurance, vacation pay, sick pay, holiday pay or other fringe benefits provided by the Company to its employees.
4.
Termination.
(c)
Termination. The Consulting Period may be terminated by either party for any reason upon written notice to the other party, or by either party upon non-renewal of the Consulting Period. In the event that the Consulting Period is terminated by either party prior to the expiration of the Consulting Period, Consultant’s right to receive any further hourly fees under this Agreement for Services shall cease and terminate and the Company shall provide to Consultant payment of any fees payable for work performed through the date of termination as well as payment of any outstanding reimbursable costs or expenses. In the event that this Agreement is terminated by the Company prior to the expiration of the Consulting Period for any reason other than for “Cause” (as that term is defined in the Company’s 2018 Incentive Award Plan (the “2018 Plan”), any outstanding and unvested Awards (as defined in Exhibit A) held by Consultant that would have otherwise vested as of the contemplated expiration date of the Consulting Period shall automatically become vested and, if applicable, exercisable subject to and contingent upon Consultant executing and not revoking a general release of all claims in favor of the Company (the “Release”) in the form provided by the Company. In the event the Release does not become effective within the fifty-five (55) day period following the date of such termination, Consultant shall not be entitled to the aforesaid benefits.
(d)
No Other Compensation. Except as otherwise expressly provided herein, Consultant shall not be entitled to any other compensation from the Company or any of its affiliates for services rendered under this Agreement from and after the date of termination or expiration of the Consulting Period.
5.
Confidential Information.
(a)
Protection of Confidential Information. Consultant acknowledges that the continued success of the Company and its affiliates depends upon the use and protection of a large body of confidential and proprietary information. All of such confidential and proprietary information now existing or to be developed in the future will be referred to in this Agreement as “Confidential Information.” Confidential Information will be interpreted as broadly as possible to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form, and whether or not specifically labeled or identified as “confidential”) that is (i) related to the Company’s or its affiliates’ (including any of their predecessors’ prior to being acquired by any of the foregoing) current or potential business and (ii) is not generally or publicly known. Confidential Information includes, without specific limitation, the information, observations and data obtained by Consultant during the course of Consultant’s engagement concerning the business and affairs of the Company and its affiliates, information concerning (A) identities and requirements of, contractual arrangements with and other information regarding the Company’s or any of its affiliates’ employees (including personnel files and other information), suppliers, distributors, customers, independent contractors, third-party payors, providers or other business relations and their confidential information, including, without limitation, billing information, credit card information, bank account information and other information concerning customers, (B) internal business information, including development, transition and transformation plans, methodologies and methods of doing business, strategic, staffing, training, marketing, promotional, sales and expansion plans and practices, including plans regarding planned and potential sales, historical and projected financial information, budgets and business plans, risk management practices, negotiation strategies and practices, opinion leader lists and databases, customer service approaches, integration processes, new and existing programs and services, cost, rate and pricing structures and terms and requirements and costs of providing service, support and equipment, (C) trade secrets, technology, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, flow charts, documentation, models, data and data bases, (D) computer software, including operating systems, applications and program listings, (E) devices, discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, photographs, reports and all similar or related information (whether or not patentable and whether or not reduced to practice), (F) copyrightable works, (G) intellectual property of every kind and description and (H) all similar and related information in whatever form. Consultant further acknowledges that the Confidential Information obtained or learned by Consultant during the course of Consultant’s engagement (including, for all purposes herein, prior to the date hereof) from Company or its affiliates concerning their business or affairs is their property. Therefore, Consultant agrees that Consultant shall not disclose to any unauthorized Person or use for Consultant’s own account any of such Confidential Information, whether or not developed by Consultant, without the Company’s prior written consent, unless and to the extent that any Confidential Information (I) becomes generally known to and available for use by the public other than as a result of Consultant’s acts or omissions to act or (II) is required to be disclosed pursuant to any applicable law or court order. Consultant shall take reasonable and appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Consultant agrees to deliver to the Company at the end of the Consulting Period, or at any other time the Company may request in writing, all copies and embodiments, in whatever form, of memoranda, notes, plans, records, reports, studies and other documents and data, relating to the business or affairs of the Company or its affiliates (including, without limitation, all Confidential Information and Work Product) that Consultant may then possess or have under Consultant’s control. “Person” shall mean an individual, a partnership, a corporation (whether or not for profit), a limited liability company, an association, a joint stock company, a trust, a joint venture, or other business entity, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
(b)
Use of Confidential Information. During the course of Consultant’s engagement with the Company and its affiliates, Consultant shall not use or disclose any confidential information or trade secrets, if any, of any Person to whom Consultant has an obligation of confidentiality, and shall not bring onto the premises of the Company or its affiliates any unpublished documents or any property belonging to any Person to whom Consultant has an obligation of confidentiality unless consented to in writing by such Person. Consultant shall use in the performance of the Services only information that is (i) generally known and used by persons with training and experience comparable to Consultant’s and that is (x) common knowledge in the industry or (y) is otherwise legally in the public domain, (ii) otherwise provided or developed by the Company or its affiliates or (iii) in the case of materials, property or information belonging to any Person to whom Consultant has an obligation of confidentiality, approved for such use in writing by such Person. If at any time during Consultant’s engagement, Consultant believes Consultant is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Consultant may have to any other Person, then Consultant shall immediately advise the Company so that Consultant’s duties can be modified appropriately.
(c)
Third-Party Information. Consultant understands that the Company and its affiliates will receive from third parties confidential or proprietary information (“Third-Party Information”) subject to a duty on the Company’s and its affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Consulting Period and thereafter, and without in any way limiting the provisions of Section 5(a) above, Consultant will hold Third-Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its affiliates who need to know such information in connection with their work for the Company or its affiliates) or use, except in connection with the Services, Third-Party Information unless expressly authorized by the Company in writing.
(d)
Inventions. The Company is and will be, the sole and exclusive owner of all right, title, and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement (collectively, the “Deliverables”) and all other writings, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, and materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, modified, conceived, or reduced to practice in the course of performing the Services (collectively, and including the Deliverables, “Work Product”), including all patents, copyrights, trademarks (together with the goodwill symbolized thereby), trade secrets, know-how, and other confidential or proprietary information and other intellectual property rights (collectively “Intellectual Property Rights”) therein. Consultant hereby irrevocably and unconditionally assigns to the Company all right, title, and interest worldwide in and to any and all trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights (collectively, “Inventions”) and any other work product made, conceived, reduced to practice, or learned by Consultant, either alone or with others, within the scope of Consultant’s Services to the Company (the “Company Inventions”). To the extent required by applicable copyright laws, Consultant agrees to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) Consultant’s copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all moral rights. To the extent such moral rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where moral rights exist, Consultant hereby unconditionally and irrevocably waives the enforcement of such moral rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. Consultant further acknowledges and agrees that neither Consultant’s successors-in-interest nor legal heirs retain any moral rights in any Company Inventions (and any Intellectual Property Rights with respect thereto). To the extent any of the foregoing assignments in this Section 5(d) are ineffective, Consultant hereby grants to Company, in such circumstances a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to exploit such Company Inventions. Consultant acknowledges that this Section 5(d) shall not apply to inventions covered by California Labor Code Section 2870, which reads: (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.
(e)
Whistleblower Protections. Nothing in this Agreement shall prohibit or restrict the Company or its affiliates, Consultant or their respective attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; (iii) accepting any U.S. Securities and Exchange Commission awards; or (iv) initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation.
(f)
Trade Secret Protections. Pursuant to 18 U.S.C. § 1833(b), Consultant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Consultant’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Consultant files a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney and use the trade secret information in the court proceeding, if Consultant files any document containing the trade secret under seal and does not disclose the trade secret except under court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
6.
Release.
(e)
Consultant knowingly and voluntarily (for Consultant and Consultant’s heirs, executors, administrators and assigns) releases and forever discharges the Company and each of its respective parents, subsidiaries and affiliates (including any professional employer organization), and each of their present, former and future direct or indirect owners, insurers, managers, directors, officers, employees, attorneys, agents, shareholders and representatives, and each of their predecessors, successors, and assigns (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date Consultant executes this Agreement) and whether known or unknown, suspected, or claimed that Consultant or Consultant’s spouse, heirs, executors, administrators or assigns may have against any of the Released Parties, including those which arise out of or are connected with Consultant’s employment with or separation or termination from, the Released Parties (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of

1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act of 1988; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the California Worker Adjustment Retraining Notification Act; the California Fair Employment and Housing Act; the California Labor Code; the California Constitution; the California Family Rights Act; the Fair Labor Standards Act; or their federal, state, or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Released Parties; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters); or any claim under the Employment Agreement (all of the foregoing are collectively referred to herein as “Claims”).
(f)
Consultant hereby knowingly, intentionally and voluntarily waives and relinquishes (a) any and all rights or benefits that Consultant may have based on any unknown and undiscovered facts, claims, damages, and causes of action, and (b) all rights that are provided for under any law which limits the scope of a release based on unknown facts, claims, damages, and causes of actions, including those under California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

(g)
Nothing in this Agreement is intended to prohibit or restrict Consultant’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, or any other local, state, or federal administrative body or government agency prohibiting waiver of such right; provided, however, that Consultant hereby waive the right to recover any monetary damages or other relief against any Released Parties excepting any benefit or remedy to which Consultant is or becomes entitled to pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Nothing in this Agreement prevents Consultant from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Consultant has reason to believe is unlawful. Furthermore, nothing in this Agreement prevents Consultant from disclosing or discussing any sexual assault or sexual harassment dispute arising after the execution of this Agreement.
(h)
Consultant represents that Consultant has made no assignment or transfer of any right or Claim covered by this Section 6 and that Consultant further agrees that Consultant is not aware of any such right or Claim covered by this Section 6. Consultant further represents and agrees that, (i) the CFO Resignation shall not constitute Good Reason under the Employment Agreement and (ii) except as expressly provided in this Agreement, Consultant shall not be entitled to any further compensation, payment, or benefits (including severance or other post termination payment or benefits) from the Released Parties under the Employment Agreement or otherwise except the Accrued Obligations (as defined in the Employment Agreement).

7.
Consultant’s Representations. Consultant hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Consultant do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Consultant is a party or by which Consultant is bound, (b) except as previously disclosed to the Company in writing (a copy of such agreement having been provided to the Company and with respect to which all noncompete restrictions shall expire prior to the commencement of the Consulting Period), Consultant is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (b) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Consultant, enforceable in accordance with its terms. Consultant hereby acknowledges and represents that Consultant has either consulted with independent legal counsel regarding Consultant’s rights and obligations under this Agreement or knowingly and voluntarily waived the opportunity to do so and that Consultant fully understands the terms and conditions contained herein.
8.
Consideration and Revocation Period. Consultant acknowledges that Consultant has twenty-one (21) calendar days to consider this Agreement, although Consultant may sign it sooner. Consultant has seven (7) calendar days after the date on which Consultant executes this Agreement to revoke Consultant’s consent to the Agreement. Such revocation must be in writing and must be e-mailed to Adriana Cabre, acabre@crinetics.com. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Consultant, this Agreement shall be null and void in its entirety. Provided that Consultant does not revoke Consultant’s execution of this Agreement within such seven (7) day period, the “Effective Date” shall occur on the eighth calendar day after the date on which Consultant initially executes it or such later date as this Agreement is executed by the Company.
9.
Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such provision shall be ineffective only in the jurisdiction where so held and only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
10.
Indemnification; D&O Coverage; Defense. The parties acknowledge the continuing effect of the Indemnification Agreement between Consultant and the Company (the “Indemnification Agreement”) through April 1, 2025, the Consulting Period, and thereafter in accordance with and subject to Section 17 of the Indemnification Agreement. The Company acknowledges that Consultant will be deemed an Agent (as defined in the Indemnification Agreement) during the Consulting Period, for purposes of coverage under the Indemnification Agreement. Accordingly, the Company acknowledges its obligation to indemnify Consultant pursuant to the Indemnification Agreement if Consultant becomes a party to or witness or other participant in or is threatened to be made a party to or witness or other participant in, any Proceeding (as defined in the Indemnification Agreement) during Consultant’s employment, the Consulting Period, or thereafter in accordance with and subject to the Indemnification Agreement (including, without limitation, Section 17). The Company further agrees that (a) Consultant is covered by the Company’s liability insurance policies applicable to directors, officers, employees, agents or fiduciaries, in connection with his positions as the Company’s Chief Financial Officer; and (b) to the extent the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees or Agents of the Enterprise (as defined in the Indemnification Agreement), it will use commercially reasonable efforts to cause such policies to continue to cover Consultant during and after the Consulting Period in such a manner as to provide Consultant similar rights and benefits as are provided to the Company’s officers during and following their service as officers, in each case, subject to the terms and limitations of the applicable insurance policies (and only to the extent such policies permit such coverage without additional cost to the Company.
11.
Complete Agreement. This Agreement and those documents expressly referred to herein, including but not limited to the Employment Agreement, the Plans, the Indemnification Agreement, and any Award Agreements (except as the same were modified as set forth on Exhibit A), embody the complete agreement and understanding among the parties with respect to, and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to, the subject matter hereof in any way, including, without limitation, any prior consulting agreement, by and between Consultant and the Company or any of its affiliates. For the avoidance of doubt, any confidentiality, intellectual property, or restrictive covenant agreement or terms previously executed by Consultant with respect to the Company or any of its affiliates remain in full force and effect and is not superseded by (and shall exist concurrently with) the terms of this Agreement.
12.
No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
13.
Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or by electronic transmission in portable document format (pdf) or comparable electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
14.
Successors and Assigns. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder; provided that this Agreement will be assignable, transferable or delegable by the Company without the consent of Consultant to the Company or any of its affiliates or to any successor (whether direct or indirect, in whatever form of transaction) to all or substantially all of their business or assets (none of which shall constitute a termination of Consultant’s engagement hereunder).
15.
Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California) or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of California.
16.
Arbitration of Disputes. Any dispute, claim or controversy based on, arising out of or relating to Consultants engagement by the Company, the Services, or this Agreement shall be settled by final and binding arbitration in San Diego, California, before a single neutral arbitrator in accordance with the rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, Consultant and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 16 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Consultant’s engagement by the Company; provided, however, that Consultant shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Consultant shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits (and excluding any whistleblower awards by a government agency). This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration.
17.
Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Consultant, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.
18.
Indemnification and Reimbursement of Payments on Behalf of Consultant. Consultant acknowledges that the Company will report any compensation payable pursuant to this Agreement on Form 1099 as compensation to an independent contractor with respect to which the Company and its affiliates are not withholding. Notwithstanding the forgoing, the Company and its affiliates shall be entitled to deduct or withhold from any amounts owing from the Company or any of its affiliates to Consultant any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Consultant’s compensation or other payments from the Company, as may be required to be deducted or withheld by any applicable law or regulation.
19.
Exculpation. As an independent contractor, Consultant agrees never to assert or claim that Consultant was or is an employee of the Company or any of its affiliates at any point during or after the Consulting Period, including but not limited to, any claim seeking wages, paid time off, employee benefits, unemployment compensation benefits, or workers; compensation benefits based on Consultant’s relationship with the Company or any of its affiliates. The Consultant specifically acknowledges and agrees that because the Consultant is an independent contractor and not an employee, Consultant shall not seek, and shall have no right to receive, unemployment compensation benefits based upon the termination of this Agreement or the relationship between Consultant and the Company. Consultant also knowingly and voluntarily waives any claim against the

Company for any benefits provided to the Company’s current or former employees during any period in which the Consultant is determined to be a common law employee or some other designation other than an independent contractor.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Consultant Agreement as of the date first written above.

COMPANY:

By: /s/ R. Scott Struthers, Ph.D.

Name: R. Scott Struthers

Title: Chief Executive Officer

CONSULTANT:

/s/ Marc J.S. Wilson

Marc J.S. Wilson

EXHIBIT A

STATEMENT OF WORK

1) Scope of Work: Consultant will render to Company the following Services:

Provide expert consulting services to the Company regarding matters relating to accounting and finance consulting services as mutually agreed by the Parties.

2) Compensation and Payment:

•
The Company shall pay Consultant $300 per hour.
•
The Company shall reimburse Consultant for all reasonable travel and out-of-pocket expenses incurred by Consultant in performing Services pursuant to this Agreement that are pre- approved by Company.
•
Consultant shall submit to Company all statements for expenses incurred and Services performed on a monthly basis in a form prescribed by Company.
•
Payments will be made within thirty (30) days of Consultant’s submission of Consultant’s time and expenses.

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Consultant holds outstanding stock options granted under the Company’s 2015 Stock Incentive Plan (the “2015 Plan”), and outstanding stock options and restricted stock unit (“RSU”) awards granted under the 2018 Plan (the 2018 Plan, together with the 2015 Plan, the “Plans,” and Consultant’s outstanding stock options and RSU award, the “Awards”). For clarity and notwithstanding anything to the contrary in the Plans or any Award Agreements (i) Consultant will not be deemed to have experienced a termination of or break in “Continuous Service” for purposes of Consultant’s stock options granted under the 2015 Plan, or a “Termination of Service” for purposes of Consultant’s stock options and RSU awards granted under the 2018 Plan, as a result of Consultant’s transition from an officer to a non-officer employee role or as a result of Consultant’s transition from an employee to an independent contractor and consultant role, (ii) as further compensation for the Services to be rendered pursuant to this Agreement, Consultant will continue to vest in his Awards during the term of his Services pursuant to this Agreement in accordance with the terms of the Plans and award agreements pursuant to which the Awards were granted (the “Award Agreements”), (iii) Consultant will be deemed to have experienced a termination of “Continuous Service” for purposes of Consultant’s stock options granted under the 2015 Plan, and a “Termination of Service” for purposes of Consultant’s stock options and RSU awards granted under the 2018 Plan, on the date his Services under this Agreement terminate, and (iv) for so long as the Awards remain outstanding they will remain eligible to vest in connection with a “Change in Control” (as defined in the Plans, a “Change in Control”) and in the event of a Change in Control in connection with which Consultant’s Awards are not continued, converted, assumed, or replaced with substantially similar awards by the Company or a successor entity or its parent or subsidiary, and neither this Agreement nor Consultant’s Services are terminated, Consultant’s then outstanding unvested Awards that would have otherwise vested as of the contemplated expiration date of the Consulting Period shall automatically become vested immediately prior to the Change in Control and canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of the Company’s common stock pursuant to Section 8.3 of the 2018 Plan. Additionally, notwithstanding anything to the contrary in the Plans or Award Agreements, the Consultant’s stock options that are vested and outstanding at the end of the Consulting Period (including any portion of the Awards that vest pursuant to the terms of this Agreement upon a termination of Consultant’s Services) shall remain outstanding and exercisable until the first to occur of (x) date that is the third (3rd) anniversary of the date Consultant’s Services under this Agreement terminate for any reason other than for “Cause” (as that term is defined in the Plans), (y) the date Consultant’s Services under this Agreement are terminated for “Cause” (as that term is defined in the Plans) and (z) the 10th anniversary of the grant date of the stock options. Except as modified above, Consultant’s Awards shall continue to be governed by the terms and conditions of the Plans and Award Agreements. For avoidance of doubt, the parties agree that Consultant’s Awards that are unvested are set forth in Attachment A.
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In the event of Consultant’s termination of Services under this Agreement by reason of Consultant’s death or discharge by the Company following Consultant’s Disability (as defined in the 2018 Plan), the vesting and/or exercisability of Consultant’s outstanding unvested Company Awards that would have otherwise vested as of the contemplated expiration date of the Consulting Period shall be automatically accelerated on the date of Consultant’s termination of Services subject to and contingent upon Consultant (or, in the event of Consultant’s incapacity as a result of Consultant’s death or Disability, Consultant’s legal representative) executing and not revoking a Release. In the event the Release does not become effective within the fifty-five (55) day period following the date of such termination, Consultant shall not be entitled to the aforesaid benefits.

ATTACHMENT A